Exhibit 10.10
CLARCOR Inc.
Summary of Compensation for Non-Employee Directors and Named Executive Officers

On December 1, 2016, CLARCOR Inc. (the “Company”), Parker-Hannifin Corporation (“Parker”), and Parker Eagle Corporation, a wholly owned subsidiary of Parker (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) effective as of the effective time of the Merger (the “Effective Time”). Upon consummation of the Merger, Merger Sub would cease to exist, and the Company would survive as a wholly owned subsidiary of Parker. Upon completion of the Merger, the Company's common stock will no longer be publicly traded and will be delisted from the New York Stock Exchange.

Non-Employee Director Compensation Summary

Annual Retainer

•	$70,000, payable in cash or stock at the election of the director, for any director who is not a member of the Audit Committee, and $75,000 for Audit Committee members

•	Additional $7,500 (cash only) for serving as chair of the Director Affairs/Corporate Governance Committee

•	Additional $10,000 (cash only) for serving as chair of the Compensation Committee

•	Additional $15,000 (cash only) for serving as chair of the Audit Committee

•	Additional $25,000 (cash only) for serving as Lead Director

Annual Stock Award

During fiscal 2016, non-employee directors each received shares of common stock of the Company having an aggregate grant-date fair market value of approximately $110,000 (rounded up to avoid issuance of fractional shares). The shares were awarded pursuant to the Company’s 2014 Incentive Plan.

Executive Officer Compensation Summary

Current salaries, equity awards and target bonus percentage for fiscal 2017 for executive officers:

Name	Title	Salary	Restricted Stock Units (#)	Target Bonus Percentage

Christopher L. Conway	Chairman of the Board, President and Chief Executive Officer	$824,000	28,984	100%
David J. Fallon	Vice President - Finance & Chief Financial Officer	$427,450	9,029	65%
David J. Lindsay	Vice President - Administration & Chief Administrative Officer	$298,700	4,482	45%
Jacob Thomas	President - CLARCOR Engine/Mobile Filtration Group	$381,100	5,794	55%
Keith A. White	President - CLARCOR Industrial Air Group	$330,630	3,481	55%
Richard M. Wolfson	Vice President - General Counsel & Corporate Secretary	$350,200	6,384	50%

The RSU awards were made pursuant to the Company’s 2014 Incentive Plan and are subject to a four-year vesting schedule; provided, that, in the event the Merger is consummated, each award will vest as follows: (i) if the Effective Time occurs on or after December 19, 2017, the award will fully vest as of immediately prior to the Effective Time; or (ii) if the Effective Time occurs prior to December 19, 2017, a pro rata portion of the award will vest as of immediately prior to the Effective Time based on the number of months between December 19, 2016 and the effective time, but in no event will less than 7/12th of such award vest immediately prior to the Effective Time.

Additional Information

The foregoing information is summary in nature. The Company expects to provide additional information regarding director and executive officer compensation in an amendment to the Company’s Form 10-K for the fiscal year ended December 3, 2016 to be filed with the Securities and Exchange Commission within 120 days of December 2, 2016.